Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-35048 on Form S-8 of our report dated June 27, 2016 (June 28, 2017 as to the retrospective adoption of Accounting Standards Update 2015-07 and Accounting Standards Update 2015-12 and as to the disclosure corrections discussed in Notes 3 and 6), appearing in this Annual Report on Form 11-K of the Greif 401(k) Retirement Plan for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP
Columbus, Ohio
June 28, 2017